Exhibit 23.2

JONES & HALEY, P.C.

115 Perimeter Center Place, Suite 170

Atlanta, GA 30346

Phone (770) 804-0500; Fax  (770) 804-0509

January 7, 2014

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549

Re:

Global Earth Energy, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Global Earth Energy, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 160,000,000 shares of its common stock, par value $0.00001 per share, which are issuable pursuant to the Company’s Employees, Directors, and Consultants Stock Plan No. 3 for the Year 2013.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

JONES & HALEY, P.C.

/s/  Richard W. Jones

            For the Firm